Exhibit 99.1

Titan Machinery Inc. Announces Fiscal Third Quarter Ended October 31, 2010 Results

-Third Quarter Revenue Increased 37% to $311 Million-

-Third Quarter Earnings Per Share Grew 31% to $0.42-

-Company Improved Construction Segment Pre-Tax Results in the Third Quarter-

-Company Raises Revenue and Earnings Per Share Guidance Range for Fiscal 2011-

West Fargo, ND — December 9, 2010 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the third quarter and first nine months of fiscal 2011 ended October 31, 2010.

Fiscal 2011 Third Quarter

For the third quarter of fiscal 2011, revenue increased 37.1% to $311.3 million from revenue of $227.0 million in the third quarter last year.  All three of the Company’s main revenue sources—equipment, parts and service—contributed to this period-over-period revenue growth.  Equipment sales were $241.1 million for the third quarter of fiscal 2011, compared to $173.4 million in the third quarter last year.  Parts sales were $42.0 million for the third quarter of fiscal 2011, compared to $33.0 million in the third quarter last year.  Revenue generated from service was $20.8 million for the third quarter of fiscal 2011, compared to $15.9 million in the third quarter last year.

Gross profit for the third quarter of fiscal 2011 was $48.0 million, compared to $39.6 million in the third quarter of last year. The Company’s gross profit margin was 15.4% in the fiscal third quarter of 2011, compared to 17.4% in the third quarter last year.  The gross margin decrease was primarily due to lower equipment margins in the Agriculture and Construction businesses.  Gross profit from parts and service revenue contributed 54% of overall gross profit for the third quarter of fiscal 2011, compared to 53% in the third quarter last year.

Operating expenses decreased to 10.5% of revenue for the third quarter of fiscal 2011 compared to 12.2% for the third quarter of fiscal 2010 due to improved fixed operating cost leverage and efficiencies resulting from higher revenues.

Pre-tax income for the third quarter of fiscal 2011 was $12.8 million, compared to $9.7 million in the third quarter last year.  Pre-tax margin was 4.1% for the third quarter of fiscal 2011, compared to 4.3% in the third quarter last year.  Pre-tax Agriculture segment income was $14.4 million for the third quarter of fiscal 2011, compared to $12.2 million in the third quarter last year.  Pre-tax Construction segment loss was $0.2 million for the third quarter of fiscal 2011, compared to $1.8 million in the third quarter last year.

Net income for the third quarter of fiscal 2011 was $7.7 million, compared to net income of $5.7 million in the third quarter last year.  Earnings per diluted share for the third quarter of fiscal 2011 were $0.42 compared to $0.32 per diluted share in the third quarter last year.

Fiscal 2011 First Nine Months Results

For the nine months ended October 31, 2010, revenue increased 23.9% to $726.4 million from $586.5 million for the same period last year. Gross margin for the first nine months of fiscal 2011 was 16.3%, compared to 17.8% in the same period last year. Pre-tax income for the first nine months of fiscal 2011 was $20.0 million for a pre-tax margin of 2.8%, compared to $21.0 million, or a pre-tax margin of 3.6%, for the same period last year. Net income for the first nine months of fiscal 2011 was $12.0 million, or $0.66 per diluted share, compared to $12.4 million, or $0.69 per diluted share, in the same period last year.

Balance Sheet

The Company ended the third quarter of fiscal 2011 with a strong balance sheet. Its cash and cash equivalents were $66.0 million as of October 31, 2010. Working capital at the end of the third quarter of fiscal 2011 was $160.2 million.

As of October 31, 2010, the Company had $155.2 million available of its $475 million total discretionary floorplan lines of credit.  Additionally, at quarter end, the Company had no amounts outstanding under its $25 million operating line of credit.  As previously announced, the Company entered into a new credit agreement on October 31, 2010, arranged by Wells Fargo Bank, with a syndicate of lenders consisting of Wells Fargo Bank, Bank of America, CoBank, U.S. Bank, Bank of the West, and Bremer Bank.  The new credit agreement became effective November 2nd and provides for an aggregate $225 million financing commitment by the lenders, consisting of an aggregate floorplan financing commitment of $175 million and an aggregate working capital commitment of $50 million.

Acquisition

The Company recently announced it has entered into a definitive purchase agreement to acquire certain assets of Fairbanks International Inc. and its affiliates.  The acquisition includes six dealerships that offer one or more of the Case IH, New Holland agriculture and New Holland Construction brands.  These dealerships are located in Grand Island, Kearney, Lexington, Holdrege, Hastings, and North Platte, Nebraska.  The acquisition is expected to close on or around December 31, 2010, subject to customary closing conditions.

The six dealerships in the Fairbanks International network are well-situated along the I-80 corridor in Nebraska, which is some of the most productive agriculture land in the world.  Strategically located on top of the Ogallala Aquifer, one of the world’s largest aquifers provides irrigation resources resulting in a concentration of intense agriculture, high yields and diversification through all weather cycles.  The Fairbanks acquisition marks Titan Machinery’s first agriculture dealerships in Nebraska and complements its construction equipment dealerships in Omaha and Lincoln, Nebraska.  In its most recently reported fiscal year ended December 31, 2009, Fairbanks International and its acquired affiliates generated revenues of approximately $85 million.

Outlook

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “We are pleased with our third quarter results, which underscore our ability to capitalize on favorable conditions in the Agriculture industry and improve operating results in the Construction business.  In the quarter, the growth in our Agriculture business was driven by a number of factors including favorable harvest conditions and crop yields across our footprint and increased demand for our current tier–three equipment inventory.  We also are encouraged by the improved performance of our Construction business, which reflects the success of our ongoing Construction Business Action Plan.  The strong revenue growth for both business segments enabled us to offset margin pressure for our equipment sales.  Based on our financial results for the first nine months of the year and our outlook for the fourth quarter, we are raising our annual revenue and earnings per share guidance range.”

Mr. Meyer continued, “As we begin the final quarter of fiscal 2011 and look toward next year, we remain encouraged about the outlook for our business and believe we are well-positioned to capitalize on the opportunities ahead of us.  We have seen favorable commodity prices in recent months, and this, coupled with decreased global supply, should create a strong operating environment for farmers in our markets.  Regarding our Construction business, we decreased our pre-tax segment loss by $1.6 million in the third quarter compared to the same period last year.  We will continue to execute on our Construction Business Action Plan and are on track to achieve our goal of 15-20% same store revenue growth as well as improve our bottom line results compared to last year.  In addition, as we previously announced, we entered into a new credit agreement, which will lower our borrowing costs and provide our business with ample financial flexibility to support continued long-term profitable growth.”

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the customers’ businesses.  The Company is raising the its revenue and net income guidance for the full year ending January 31, 2011.  The Company now expects to achieve revenue for the full year ending January 31, 2011 in a range of $970 million to $1.02 billion compared to the previous range of $920 million to $980 million.  Net income is now expected to be in the range of $17.2 million to $18.6 million resulting in an earnings per diluted share range of $0.95 to $1.03 compared to previous guidance of $16.7 million to $18.5 million and earnings per diluted share range of $0.92 to $1.02.  Weighted average diluted shares outstanding for the fiscal year ending January 31, 2011 are estimated to be approximately 18.1 million.

Conference Call and Presentation Information

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under investor relations at www.titanmachinery.com.

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (800) 967-7184 from the U.S. International callers can dial (719) 457-2714. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, December 23, 2010, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 3931748. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.titanmachinery.com. The webcast will be archived for 30 days.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States. The Titan Machinery network will consist of 77 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska and Wyoming, including two outlet stores, upon completion of the Fairbanks transaction.  Titan dealerships represent one or more of the CNH Brands (NYSE:CNH), including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the favorable operating conditions in the Agriculture market, improved operating results for the Construction segment, the impact of the Company’s new credit facility, the expected closing and impact of the Fairbanks acquisition, and the expected results of operations for the fiscal year ending January 31, 2011, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, the timely satisfaction of the conditions to closing the Fairbanks acquisition, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1100

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	October 31,	January 31,
	2010	2010
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$66,002	$76,185
Receivables, net	34,976	22,254
Inventories	428,830	347,580
Prepaid expenses	867	1,009
Income taxes receivable	—	1,595
Deferred income taxes	2,923	2,266

Total current assets	533,598	450,889

INTANGIBLES AND OTHER ASSETS
Noncurrent parts inventories	2,344	1,642
Goodwill	16,247	14,762
Intangible assets, net of accumulated amortization	387	295
Other	869	620
	19,847	17,319

PROPERTY AND EQUIPMENT, net of accumulated depreciation	55,915	46,604

	$609,360	$514,812

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$16,307	$12,352
Floorplan notes payable	322,328	249,872
Current maturities of long-term debt and short-term advances	9,248	7,218
Customer deposits	9,280	12,974
Accrued expenses	13,123	9,870
Income taxes payable	3,112	—

Total current liabilities	373,398	292,286

LONG-TERM LIABILITIES
Long-term debt, less current maturities	22,970	21,852
Deferred income taxes	6,994	6,356
Other long term liabilities	2,498	3,794
	32,462	32,002

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, authorized - 25,000 shares; issued and outstanding - 17,861 at October 31, 2010 and 17,777 at January 31, 2010	—	—
Additional paid-in-capital	139,772	138,775
Retained earnings	63,728	51,749
	203,500	190,524

	$609,360	$514,812

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Equipment	$241,096	$173,367	$544,587	$439,374
Parts	42,028	32,961	111,038	91,813
Service	20,832	15,854	54,885	44,036
Other, including trucking and rental	7,351	4,836	15,920	11,288
TOTAL REVENUE	311,307	227,018	726,430	586,511

COST OF REVENUE
Equipment	221,163	155,653	496,306	393,405
Parts	29,296	22,291	78,666	63,767
Service	7,435	5,658	20,376	15,844
Other, including trucking and rental	5,435	3,833	12,613	9,388
TOTAL COST OF REVENUE	263,329	187,435	607,961	482,404

GROSS PROFIT	47,978	39,583	118,469	104,107

OPERATING EXPENSES	32,849	27,792	91,857	79,159

INCOME FROM OPERATIONS	15,129	11,791	26,612	24,948

OTHER INCOME (EXPENSE)
Interest and other income	207	180	414	531
Floorplan interest expense	(2,138)	(1,798)	(5,850)	(3,461)
Interest expense other	(394)	(454)	(1,129)	(1,045)

INCOME BEFORE INCOME TAXES	12,804	9,719	20,047	20,973

PROVISION FOR INCOME TAXES	(5,098)	(3,986)	(8,068)	(8,599)

NET INCOME	$7,706	$5,733	$11,979	$12,374

EARNINGS PER SHARE - BASIC	$0.44	$0.33	$0.68	$0.70
EARNINGS PER SHARE - DILUTED	$0.42	$0.32	$0.66	$0.69

TITAN MACHINERY INC.

Segment Results

(in thousands)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2010	2009	% Change	2010	2009	% Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Revenues
Agriculture	$282,365	$205,635	37.3%	$645,269	$524,330	23.1%
Construction	39,827	29,276	36.0%	108,140	84,425	28.1%
Segment revenues	322,192	234,911	37.2%	753,409	608,755	23.8%
Eliminations	(10,885)	(7,893)	(37.9)%	(26,979)	(22,244)	(21.3)%
Total	$311,307	$227,018	37.1%	$726,430	$586,511	23.9%

Income (Loss) Before Income Taxes
Agriculture	$14,420	$12,224	18.0%	$25,458	$27,942	(8.9)%
Construction	(169)	(1,816)	90.7%	(2,936)	(4,551)	35.5%
Segment income (loss) before income taxes	14,251	10,408	36.9%	22,522	23,391	(3.7)%
Shared Resources	(1,343)	(749)	(79.3)%	(1,977)	(1,971)	(0.3)%
Eliminations	(104)	60	(273.3)%	(498)	(447)	(11.4)%
Total	$12,804	$9,719	31.7%	$20,047	$20,973	(4.4)%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.